                                     EXHIBIT
                                   ITEM 23 (J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis New York Venture Fund, Inc.:

We consent to the use of our reports dated December 21, 2007 incorporated by reference in this Registration Statement of Davis New York Venture Fund, Inc.
(consisting of two series, Davis Global Fund and Davis International Fund) and to the references to our firm under the headings "Financial Highlights" in the
Prospectuses for Davis Global Fund and Davis International Fund and "Independent
Registered Public Accounting Firm" and "Disclosure of Portfolio Holdings" in the
Statements of Additional Information for Davis Global Fund and Davis
International Fund.

                                        /s/ KPMG  LLP
                                        ----------------------------------------
                                        /s/ KPMG  LLP

Denver, Colorado
February 25, 2008